NEWS RELEASE for June 22, 2004 at 8:00 AM EST

Contacts:	Investor Relations
Palomar Medical Technologies Inc
781-993-2411
ir@palomarmedical.com

PALOMAR AND LUMENIS SETTLE PATENT INFRINGEMENT LAWSUIT

        BURLINGTON, MA (June 22, 2004) … Palomar Medical Technologies Inc (Nasdaq:PMTI) and Lumenis Ltd. announced today that they have reached a settlement resolving their on-going litigation concerning both patent infringement and contractual matters. Palomar accused the LightSheer™ Diode Laser System, a product initially developed by Palomar and now marketed by Lumenis, and various Lumenis IPL systems of infringing claims in two U.S. patents (5,595,568 and 5,735,844). Palomar has an exclusive license to these patents from the General Hospital Corporation in Boston, Massachusetts. Pursuant to the settlement, the parties will dismiss with prejudice both the federal action in the Northern District of California as well as the state court action in Massachusetts.

        Under the terms of the settlement, Lumenis will pay $4.09 million over the next six quarters for royalties due on sales of the LightSheer made between July 1, 2002 and December 31, 2003. Beginning on January 1, 2004, Lumenis will pay Palomar a 5% royalty on sales of the LightSheer and other professional laser hair removal devices and modules. In addition, Lumenis has granted Palomar a paid up license to a variety of Lumenis’ patents for Palomar’s light based devices. Palomar has also granted Lumenis a paid up license to the ‘568 and ‘844 patents for Lumenis’ lamp based devices. Importantly, both parties have agreed to the validity and enforceability of each others patents and not to challenge such validity and enforceability in the future.

        Chief Executive Officer Joseph P. Caruso commented. “The settlement benefits both parties and eliminates the costs and distractions of continuing litigation. The strength of Palomar’s patent portfolio is validated by this settlement along with the favorable claims construction rulings Palomar received in this lawsuit as well as our patent infringement lawsuit against Cutera Inc.” For more details, please see Palomar’s press release issued March 1, 2004 available at www.palomarmedical.com.

        Mr. Caruso continued, “Palomar intends to continue its strategy of vigorously enforcing its patent portfolio.”

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for hair removal and other cosmetic treatments. Last year, Palomar and The Gillette Company (NYSE: G) entered into an agreement to complete development and commercialize a patented home-use, light-based hair removal device for women. New and exciting indications are being tested to further advance the hair removal market and other cosmetic applications. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2003 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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